Exhibit 99.1

 Cantel Medical Announces Completion of Credit Agreement Refinancing
Amended Credit Agreement Provides for Expanded Borrowing Capacity to Support Strategic Growth

Little Falls, New Jersey- (July 2, 2018) - Cantel Medical Corp. (NYSE: CMD) today announced that it has completed a refinancing of its credit facility by amending the existing agreement to include a $200 million tranche A term loan and a $400 million revolving credit facility. A portion of the proceeds of the new tranche A term loan were used by Cantel to repay $164 million of revolving credit loans under the existing credit agreement and to pay transaction fees and expenses. Future borrowings under the amended revolving credit facility will be used to support Cantel's strategic growth initiatives, capital expenditures and for general corporate purposes. The amended revolving credit facility and the tranche A term loan mature on June 28, 2023.

The amended credit agreement reduces Cantel's cost of debt and provides greater flexibility in its capital structure. In addition to the $200 million tranche A term loan, it includes an increase in revolving credit commitments from $250 million to $400 million. The facility provides for a decrease in the applicable rates used for borrowings and a decrease in the annual commitment fee. The amended credit agreement also includes a $300 million "accordion" feature that increases Cantel's aggregate borrowing capacity. Immediately following completion of the refinancing, Cantel has $200 million of term loan borrowings outstanding under the amended credit facility, and available borrowing capacity under the revolving credit facility of $400 million, exclusive of the accordion.

"We are pleased that we were able to expand the capacity, lengthen the maturity and establish more favorable terms under our credit facility. This new facility provides us with greater financial flexibility and ample access to capital necessary to support the ongoing acquisition strategy and other growth initiatives of Cantel for the coming years," said Peter Clifford, Executive Vice President and Chief Financial Officer.

About Cantel Medical:
Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives. Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

Contacts:	Milicent Brooks	Richard E. Moyer
	Cantel Medical Corp.	Cameron Associates, Inc.
	mbrooks@cantelmedical.com	richard@cameronassoc.com
	Phone: (973) 774-7452	Phone: (212) 554-5466